EXHIBIT 10.24

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Third Amendment”) made this 14th day of September, 2000 between NEW BOSTON BATTERYMARCH LIMITED PARTNERSHIP, with a principal place of business at One Longfellow Place, Suite 3612, Boston, Massachusetts 02114 (“Landlord”) and NETWORK ENGINES, INC. (hereinafter called “Tenant”).

WHEREAS, the Landlord and Tenant entered into a Lease Agreement dated October 19, 1999, as amended by a First Amendment to Lease Agreement dated February 1, 2000 and a Second Amendment to Lease Agreement (the “Second Amendment”) dated June 1, 2000 whereby the demised premises were expanded to include the “Expansion Space” (the lease as amended is hereinafter referred to as the “Lease”).

WHEREAS, the parties desire to otherwise amend the Lease;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual promises hereinafter set forth, Landlord and Tenant agree to amend the Lease, effective as of the date hereof, as follows:

1) Section XLV, Security Deposit, is amended by deleting the last sentence of the first paragraph and substituting therefor the following:

“If at any time after the Commencement Date hereof, Tenant issues an initial public stock offering that realizes a minimum of $20,000,000.00, the security deposit will immediately be reduced to $46,525.10.”

2) Section V, subsection (A) (2) (as amended by the Second Amendment) is amended by deleting the following from the end thereof:

“In addition to the foregoing, Landlord shall provide an allowance of up to $115,795.00 (the ‘Expansion Space TI Contribution’) towards the cost of performing approved Tenant improvements to the Expansion Space (which approval shall not be unreasonably withheld or delayed and shall be granted in accordance with the provisions of Section V, subsection (A)(1) hereof), which Tenant improvements (‘Landlord’s Expansion Space Work’) shall be included in Landlord’s Work and constructed subject to the terms and conditions of this Lease with respect to such Landlord’s Work. All references in this Lease to the Landlord’s Work shall be deemed to include Landlord’s Expansion Space Work.”

3) Section V, subsection (b) Tenant’s Work. is hereby amended by inserting the following at the end thereof:

“Landlord shall provide an allowance of up to $115,795.00 (the ‘Expansion Space TI Contribution’) towards the cost of performing approved Tenant improvements to the Expansion Space (which approval shall not be unreasonably withheld or delayed and shall be granted in accordance with the provisions of this Section V, subsection (b), which Tenant improvements (‘Tenant’s Expansion Space Work’) shall be included in Tenant’s Work and constructed subject to the terms and conditions of this Lease with respect to such Tenant’s Work. All references in this Lease to the Tenant’s Work shall be deemed to include Tenant’s Expansion Space Work.

The Expansion Space TI Contribution shall be payable by Landlord to Tenant within thirty (30) days of written demand therefor, such demand to be accompanied by copies of paid bills, lien waivers, and other evidence that Landlord reasonably requires to satisfy itself as to the amount spent and the items for which such amount was spent. Tenant shall be entitled to that portion of the Expansion Space TI Contribution equal to the amount of approved costs actually incurred by Tenant, and shall not be entitled to any portion of the Expansion Space TI Contribution in excess thereof in cash, credit or otherwise; any and all costs incurred by Tenant in excess of the Expansion Space TI Contribution shall be borne by Tenant. Notwithstanding the above, at the request of Tenant, Landlord shall pay all or a portion of the Expansion Space TI Contribution directly to Tenant’s contractors or subcontractor’s, upon written notice from Tenant’s designated authorized representative, at this time Jim Herlihy, certifying to Landlord that the work has been completed (“Request for Direct Payment to Contractor”). The Request for Direct Payment to Contractor shall state the identity and amount due to each contractor, together with copies of invoices, lien waivers, permits and certificates of occupancy as may be required, and other evidence that Landlord reasonably requires to satisfy itself that the amount to be spent and the items for which such amount will be spent are approved costs.”

4) Except as modified herein, all other terms and conditions of the Lease, as previously amended, will remain in full force and effect and are hereby ratified.

5) This Third Amendment may be executed in multiple counterparts or with multiple signature pages which, when taken together, shall be deemed to be fully effective and operative as an original document.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK. SIGNATURE PAGE TO FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by their duly authorized representatives as of the day and year first above written.

LANDLORD: NEW BOSTON BATTERYMARCH LIMITED PARTNERSHIP By its General Partner New Boston Fund IV, Inc.

By:

Title:	Chief Financial Officer

Date:	9-14-00

TENANT: NETWORK ENGINES, INC.

By:	/s/ Douglas G. Bryant

Title:	Chief Financial Officer

Date:	9-14-00

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (the “Amendment”) made this 14th day of October, 2003 between DAN ROAD BUILDING LLC, a Delaware limited liability company, with an address in care of Great Point Investors LLC, 98 North Washington Street, 5th floor, Boston, MA 02114 (“Landlord”) and NETWORK ENGINES, INC., a Delaware corporation, with an address of 15 Dan Road, Canton, MA 02021 (“Tenant”).

WHEREAS, New Boston Batterymarch Limited Partnership, Landlord’s predecessor-in-interest, and Tenant entered into a Lease Agreement dated October 19, 1999, as amended by a First Amendment to Lease Agreement dated February 1, 2000, a Second Amendment to Lease Agreement dated June 1, 2000 and a Third Amendment to Lease Agreement dated September 14, 2000 (as amended, the “Lease”), pursuant to which Tenant leases approximately 51,935 rentable square feet at 15 Dan Road, Canton, Massachusetts (the “Initial Premises”) and approximately 23,159 rentable square feet at 45 Dan Road, Canton, Massachusetts (the “Expansion Premises”);

WHEREAS, Tenant and its subtenant have vacated or are in the process of vacating the Expansion Premises and Tenant has requested that, effective as of midnight on October 31, 2003, Tenant be released from its obligations under the Lease with respect to the Expansion Premises, and Landlord has agreed to do so on the terms and conditions set forth herein;

WHEREAS, Tenant desires to extend the initial term of the Lease for the Initial Premises through March 30, 2007, and Landlord has agreed to such extension on the terms and conditions set forth herein; and

WHEREAS, Landlord and Tenant desire to memorialize their understanding and modify the Lease consistent therewith.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease shall be amended as follows:

1. Premises. Provided that the Expansion Premises have been vacated and delivered to Landlord broom clean and vacant of all occupants (including any subtenants) and otherwise in the condition required by the Lease on or before October 31, 2003 and Tenant has paid the Termination Fee (as defined below), as of November 1, 2003, Section I of the Lease is hereby amended by deleting the second paragraph in its entirety and replacing it with the following:

The “Premises” are that portion of the building in Canton, Massachusetts having a mailing address of 15 Dan Road (the “Building”), as shown on Exhibit A attached hereto, consisting of approximately 51,935 square feet of net rentable area at 15 Dan Road (the “Premises”). The Building, which consists of approximately 142,072 square feet of net rentable area and the parcel of land (as described in Exhibit A-1) on which both are located are referred to as the “Property”.

2. Term. Section III of the Lease is hereby amended by deleting the first sentence and replacing it with the following:

“The term of this Lease shall be for a period commencing on March 15, 2000 (the “Commencement Date”) and terminating at 11:59 p.m. on March 30, 2007 (the “Termination Date”).”

3. Rent. Provided that the Expansion Premises have been vacated and delivered to Landlord broom clean and vacant of all occupants (including any subtenants) and otherwise in the condition required by the Lease on or before October 31, 2003 and Tenant has paid the Termination Fee, as of November 1, 2003, Section IV of the Lease is hereby amended by deleting any provisions regarding Rent for the Expansion Premises and by modifying the Rent for the Original Premises as follows:

“Tenant shall pay “Rent” at the annual rate of $11.75 per square foot for the Net Rentable Area of the Premises as set forth in Section I of this Lease.”

In the event that the Expansion Premises have not been vacated and delivered to Landlord broom clean and vacant of all occupants (including any subtenants) and otherwise in the condition required by the Lease on or before October 31, 2003, but all of the other terms and conditions of this Fourth Amendment have been met, then (1) Tenant will remain liable to pay to Landlord Rent, on a per diem basis, until the Expansion Premises are vacated at the rate of $412 per day, and (2) the amendments to the Lease set forth in Sections 1, 3 and 4 hereof shall be effective as of the date that the Expansion Premises are vacated and delivered to Landlord, broom clean and vacant of all occupants and otherwise in the condition required by the Lease.

4. Additional Rent. Provided that the Expansion Premises have been vacated and delivered to Landlord broom clean and vacant of all occupants (including any subtenants) and otherwise in the condition required by the Lease on or before October 31, 2003 and Tenant has paid the Termination Fee, as of November 1, 2003, (i) Section XI (a) is hereby amended to provide that “Tenant’s Building Proportionate Share” shall be 36.56%; (ii) Section XI (b) is hereby amended to provide that “Tenant’s Property Proportionate Share” shall be 18.90%; and (iii) Section XI (g) is hereby amended to provide that “Taxes and Operating Costs Excess” shall mean the amount by which the Aggregate Taxes and Operating Costs in any calendar year exceed three and eighty-two one-hundredths dollars ($3.82) per square foot per annum.

5. Termination Fee. As a condition to the effectiveness of this Amendment, concurrently with its execution hereof, Tenant shall pay Landlord the sum of Fifty Four Thousand Dollars ($54,000.00) (the “Termination Fee”).

6. Security Deposit. As a condition to the effectiveness of this Amendment, on or before October 15, 2003, Tenant shall deliver to Landlord an amendment to Letter of Credit No. SVB00IS1965 issued by Silicon Valley Bank, modifying the expiration date of such Letter of Credit to April 30, 2007.

7. Renewal Option. The first sentence of Section XLX of the Lease shall be modified to provide for an option for one Extended Term of three years instead of one Extended Term of five years.

8. Brokers. Each party represents and warrants that except for Cushman & Wakefield and CB Richard Ellis Whittier Partners (the “Brokers”), it has dealt with no broker,

agent, or other person in connection with this transaction and that, except for the Brokers, no broker, agent or other person brought about this transaction and each party agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction. The provisions of this paragraph shall survive the termination of the Lease.

9. Incorporation. In all other respects, the terms and provisions of the Lease are ratified and reaffirmed hereby, are incorporated herein by this reference and shall be binding upon the parties to this Amendment. Tenant acknowledges that as of the date of this Amendment, Tenant (a) is not in default under the terms of the Lease; (b) is not aware of any defense, set-off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (c) is not aware of any action or inaction by Landlord that would constitute a default under the Lease.

10. Definitions. All capitalized terms used and not otherwise defined herein, shall have the meanings ascribed to them in the Lease.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the day and year first above written.

LANDLORD:

DAN ROAD BUILDING LLC

By:

Name: Title:

TENANT:

NETWORK ENGINES, INC.

By:	/s/ Douglas G. Bryant

Name: Douglas G. Bryant Title: Chief Financial Officer and VP - Finance & Administration